Exhibit 99.1
First Midwest Bancorp, Inc.		News Release
First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP'S BOARD APPOINTS CHIEF OPERATING OFFICER MARK SANDER AS A DIRECTOR

ITASCA, ILLINOIS, August 26, 2014 - First Midwest Bancorp, Inc. (“First Midwest” or the “Company”) (NASDAQ NGS: FMBI) announced today the appointment of Mark G. Sander to its Board of Directors. He currently serves as the Company’s Senior Executive Vice President and Chief Operating Officer and is a director and the President of First Midwest Bank, the Company’s primary subsidiary.

Mr. Sander joined First Midwest in June, 2011 and has 34 years of commercial banking experience, with over 25 years in senior leadership positions.

“We are extremely pleased to have Mark join our Board of Directors,” said Michael L. Scudder, President and Chief Executive Officer of the Company, as well as Chairman and Chief Executive Officer of First Midwest Bank. “Since joining us, Mark has been integral in the development and execution of our corporate strategies and has contributed significantly to our success. This appointment will enable Mark to provide additional insight and value to us as a director of the Company.”

Mr. Sander was appointed to the class of directors whose term will expire in 2015 and will stand for re-election as a director of the Company at its 2015 annual meeting of stockholders.

About First Midwest

First Midwest, with assets of approximately $9.0 billion, is the premier relationship-based financial institution in the dynamic Chicagoland banking market. As one of Illinois’ largest independent bank holding companies, First Midwest, through its subsidiary bank and other affiliates, provides a full range of business and retail banking and wealth management services through approximately 100 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by J.D. Power as having the “Highest Customer Satisfaction with Retail Banking in the Midwest Region” according to the 2014 Retail Banking Satisfaction StudySM. First Midwest’s website is www.firstmidwest.com.